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                        Independent Auditors' Consent




The Board of Directors
Intensiva HealthCare Corporation and Subsidiaries:

We consent to incorporation by reference in the registration statement on Form S-8 of Intensiva HealthCare Corporation of our report dated February 7, 1997, relating to the consolidated balance sheets of Intensiva HealthCare Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995 and the period from July 18, 1994 (inception) through December 31, 1994, which report appears in the December 31, 1996 annual report on Form 10-K of Intensiva HealthCare Corporation.

                                                KPMG PEAT MARWICK LLP

St. Louis, Missouri
June 18, 1997